        Contact: Ray Harlin
Chief Financial Officer
423-510-3323

U.S. XPRESS ENTERPRISES, INC. REPORTS FOURTH QUARTER RESULTS AND ANNOUNCES STOCK REPURCHASE PROGRAM
REPORTS INCREASES IN ANNUAL REVENUE AND EARNINGS

CHATTANOOGA, Tenn. (January 29, 2007) - U.S. Xpress Enterprises, Inc. (NASDAQ:XPRSA) today announced operating revenue and earnings for the fourth quarter and year ended December 31, 2006.

Financial Highlights
Revenue for the fourth quarter of 2006 increased 21.4% to $386.0 million compared with $318.0 million in the fourth quarter of 2005. Net income for the fourth quarter was $6.4 million, or $0.41 per diluted share, compared with net income of $7.1 million, or $0.46 per diluted share, in the prior-year period.

For the year ended December 31, 2006, revenue increased 26.4% to $1.5 billion from $1.2 billion in the prior year. For 2006, the Company reported net income of $20.1 million, or $1.29 per diluted share, compared with net income, before a one-time pre-tax charge of $2.8 million related to the sale and exit of the Company’s airport-to-airport business, of $10.9 million, or $0.68 per diluted share, for the prior year. After the one-time charge, the Company reported net income of $9.4 million, or $0.59 per diluted share, for the year ended December 31, 2005.

On February 28, 2006, the Company acquired additional equity in both Arnold Transportation and Total Transportation, increasing its ownership interest in each to 80% from 49%. Accordingly, the financial results of Arnold and Total from February 28, 2006, are included in the Company’s consolidated financial statements. Consolidated revenue, excluding fuel surcharges, and operating income for the fourth quarter of 2006 includes $74.1 million of revenue and $4.7 million in operating income of Arnold and Total. Consolidated results for the year ended December 31, 2006, include $258.3 million of revenue, excluding fuel surcharges, and $17.9 million in operating income of Arnold and Total. Consolidated results for the fourth quarter and year ended December 31, 2005, included $984,000 and $2.8 million, respectively, of equity income of Arnold and Total.

Max Fuller, Co-Chairman, stated, “After establishing a new record for quarterly earnings per share of $0.47 in the third quarter of 2006, we encountered a fourth quarter freight environment more challenging than we anticipated as the normal seasonal freight surge failed to materialize. Further, softness in the housing and automotive sectors caused an influx of capacity in markets served by our truckload operations. These market factors and the normal fourth quarter seasonal softness at Xpress Global largely account for the decrease in fourth quarter earnings compared with our record third quarter results.”

Truckload Operations
During the fourth quarter, truckload revenue, excluding the effect of fuel surcharges, increased 24.8% to $317.5 million from $254.5 million a year ago while truckload operating income decreased to $16.5 million from $17.1 million in the fourth quarter of 2005. For the year, truckload revenue, excluding the effect of fuel surcharges, increased 26.3% to $1.2 billion compared with $933.2 million in 2005 and truckload operating income increased 40.1% to $52.5 million compared with $37.5 million in 2005.

Co-Chairman, Patrick Quinn, stated, “The contributions to our 2006 fourth quarter operating income by Arnold and Total were offset by lower operating income at our U.S. Xpress truckload operations. When compared with the fourth quarter of last year, freight demand was significantly weaker and the very strong spot market experienced in 2005 was virtually nonexistent in 2006, which resulted in lower rates and utilization within our U.S. Xpress truckload operations. The comparisons with last year’s fourth quarter notwithstanding, we believe we have a more solid, diversified, and healthier core truckload business than ever before; a truckload business which is less dependent on a strong freight and spot pricing market to achieve improved operating results in the future.”

Xpress Global Systems
Revenue of Xpress Global Systems declined 4.9% to $21.4 million for the quarter ended December 31, 2006, compared with $22.5 million for the prior-year quarter. Xpress Global Systems’ operating income for the fourth quarter was $864,000 compared with an operating loss of $2.2 million in the prior-year quarter. For the year, Xpress Global Systems’ revenue was $93.5 million compared with $125.4 million in 2005 while operating income was $4.4 million compared with an operating loss of $13.5 million in 2005. The significant increase in operating income reflects the continued improvement in pricing and yield management, operational efficiencies and reduced overhead expenditures as well as the divestiture of the Company’s unprofitable airport-to-airport business in the second quarter of 2005.

 Stock Repurchase Authorization
U.S. Xpress also announced that its board of directors has authorized the Company to repurchase up to $15.0 million of its common stock, subject to criteria established by the board. The stock may be purchased on the open market or in privately negotiated transactions at any time until January 26, 2008, at which time the board may elect to extend the repurchase program. Any purchases would be at management's discretion based upon prevailing prices, liquidity and other factors. The repurchased shares will be held as treasury stock and may be used for issuances under the Company's employee stock option plan or for other general corporate purposes as the board may determine.

Forbes Platinum 400
U.S. Xpress was pleased to be included for the first time in the Forbes Platinum 400, a list of the 400 Best Big Companies in America. The Company was one of two truckload operators included from the transportation sector. The Platinum 400 selected the best from over 1,000 corporations with $1 billion or more in revenues in 26 different industries, using metrics such as latest-12-month and five-year stock returns, sales and earnings-per-share growth and debt-to-capital ratios.

Conference Call and Webcast
U.S. Xpress Enterprises will host a conference call to discuss fourth quarter results on Tuesday, January 30, 2007, at 11:00 a.m. ET. The number to call for this interactive teleconference is (913) 981-4905. A replay of the conference call will be available through February 6, 2007, by dialing (719) 457-0820 and entering the confirmation number, 8893344.

The live broadcast of U.S. Xpress Enterprises' quarterly conference call will be available online beginning at 11:00 a.m. ET on January 30, 2007, at the Company's website, www.usxpress.com. The online replay will follow shortly after the call and continue through February 6, 2007.

U.S. Xpress Enterprises, Inc.
U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue.  The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry.  The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company.  U.S. Xpress has an 80% ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length-of-haul services with a fleet of approximately 1,500 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry-van service with a fleet of approximately 500 trucks primarily in the Eastern United States. Additionally, U.S. Xpress has a 49% ownership interest in Abilene Motor Express, Inc., a truckload carrier that provides medium length of haul and dedicated dry van truck services, primarily in the eastern United States with a fleet of approximately 170 trucks. Please visit the Company's website at www.usxpress.com.

This press release contains certain statements that may be considered "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. In this press release, these statements include, without limitation, statements relating to freight demand, competition for drivers, tractor fleet age, improvements in the performance of truckload and Xpress Global operations, and the company’s ability to generate improved yields and withstand decreases in freight volumes. The following factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements: the risk that freight demand decreases further than we expect or that any decrease in freight demand is for an extended period of time; the risk that we will be unable to obtain the improvements in freight yields that we expect regardless of freight volumes; further increases in the compensation of or difficulty in attracting and retaining qualified drivers and independent contractors; further fluctuations in the price or availability of diesel fuel or in surcharge collection; recessionary economic cycles and downturns in customers' business cycles; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; strikes, work slow downs, or work stoppages at our facilities or at customers, ports, or other shipping related facilities; increases in interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to execute our business strategy; our ability to grow our revenue at historical rates; the loss of one of our senior officers; our ability to finance revenue equipment purchases and other capital requirements, and to do so on acceptable terms; the risk that our substantial indebtedness and operating lease obligations could adversely impact our ability to respond to changes in our industry or business, or that we could be unable to comply with the restrictive and financial covenants contained therein; the risk that railroad service instability could increase our costs and reduce our ability to offer expedited intermodal rail service; the risk of adverse results at Arnold Transportation or Total Transportation of Mississippi that are included in our results; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the number of shares repurchased, if any; and the effects of repurchasing the shares on debt, equity, and liquidity; Readers should review and consider these factors along with our various disclosures in filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Operating Revenue:
Revenue, before fuel surcharge	$337,671	$275,149	$1,266,927	$1,038,754
Fuel surcharge	48,339	42,815	204,837	125,478
Total operating revenue	386,010	317,964	1,471,764	1,164,232

Operating Expenses:
Salaries, wages and benefits	132,531	103,965	492,225	399,894
Fuel and fuel taxes	80,695	63,423	326,622	225,213
Vehicle rents	20,851	18,098	77,023	69,707
Depreciation and amortization, net of gain on sale	19,246	11,462	63,038	46,007
Purchased transportation	59,634	50,517	229,342	197,648
Operating expense and supplies	23,136	18,052	93,252	75,100
Insurance premiums and claims	13,883	20,868	59,993	55,197
Operating taxes and licenses	4,540	3,796	16,868	14,144
Communications and utilities	2,799	2,515	12,590	10,718
General and other operating	11,231	10,358	43,248	43,847
Loss on sale and exit of business	78	-	655	2,787
Total operating expenses	368,624	303,054	1,414,856	1,140,262

Income from Operations	17,386	14,910	56,908	23,970

Interest Expense, net	5,703	2,464	18,469	8,320
Early extinguishment of debt	-	93	-	294
Equity in (income) loss of affiliated companies	(100)	(984)	327	(2,792)
Minority Interest	290	-	1,301	-
	5,893	1,573	20,097	5,822

Income Before Income Taxes	11,493	13,337	36,811	18,148

Income Tax Provision	5,119	6,259	16,707	8,716

Net Income	$6,374	$7,078	$20,104	$9,432

Earnings Per Share - basic	$0.42	$0.46	$1.31	$0.59

Weighted average shares - basic	15,303	15,375	15,316	15,929

Earnings Per Share - diluted	$0.41	$0.46	$1.29	$0.59

Weighted average shares - diluted	15,503	15,503	15,568	16,083

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data - Net of Fuel Surcharge Revenue)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating Revenue	100.0%	100.0%	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	39.3	37.8	38.8	38.5
Fuel and fuel taxes	9.6	7.5	9.6	9.6
Vehicle rents	6.2	6.5	6.1	6.7
Depreciation and amortization, net of gain on sale	5.7	4.2	5.0	4.4
Purchased transportation	17.7	18.4	18.1	19.0
Operating expense and supplies	6.9	6.5	7.4	7.2
Insurance premiums and claims	4.1	7.6	4.7	5.3
Operating taxes and licenses	1.3	1.4	1.3	1.4
Communications and utilities	0.8	0.9	1.0	1.0
General and other operating	3.3	3.8	3.5	4.3
Loss on sale and exit of business	0.0	0.0	0.0	0.3
Total operating expenses	94.9	94.6	95.5	97.7

Income from Operations	5.1	5.4	4.5	2.3

Interest Expense, net	1.6	0.9	1.5	0.8
Early extinguishment of debt	0.0	0.0	0.0	0.0
Equity in income of affiliated companies	(0.0)	(0.4)	0.0	(0.2)
Minority interest	0.1	0.0	0.1	0.0
	1.7	0.5	1.6	0.6

Income Before Income Taxes and Minority Interest	3.4	4.9	2.9	1.7

Income Tax Provision	1.5	2.3	1.3	0.8

Net Income	1.9%	2.6%	1.6%	0.9%

U.S. XPRESS ENTERPRISES, INC.
KEY OPERATING FACTORS

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2006	2005	Change	2006	2005	Change
OPERATING RATIO (1)	94.9%	94.6%	0.3%	95.5%	97.7%	-2.3%

OPERATING REVENUE: (2)
Truckload, net of fuel surcharge	$317,471	$254,458	24.8%	$1,178,655	$933,153	26.3%
Fuel Surcharge	48,339	42,815	12.9%	204,837	125,478	63.2%
Xpress Global Systems	21,371	22,462	-4.9%	93,533	125,389	-25.4%
Inter-company	(1,171)	(1,771)	-33.9%	(5,261)	(19,788)	-73.4%
Total Operating Revenue	$386,010	$317,964	21.4%	$1,471,764	$1,164,232	26.4%

OPERATING INCOME (LOSS):(2)
Truckload	$16,522	$17,109	-3.4%	$52,484	$37,468	40.1%
Xpress Global System	864	(2,199)	n/a	4,424	(13,498)	n/a
Total Operating Income	$17,386	$14,910	16.6%	$56,908	$23,970	137.4%

TRUCKLOAD STATISTICS: (2)
Revenue Per Mile (3)	$1.663	$1.739	-4.4%	$1.623	$1.595	1.8%

Revenue Per Total Mile (3)	$1.455	$1.544	-5.8%	$1.426	$1.418	0.6%

Tractors (at end of period)-
Company Owned	6,598	4,598	43.5%	6,598	4,598	43.5%
Owner Operators	858	454	89.0%	858	454	89.0%
Total Tractors (at end of period)	7,456	5,052	47.6%	7,456	5,052	47.6%

Average Number of Tractors in Fleet During Period	7,508	5,178	45.0%	6,836	5,070	34.8%

Average Revenue Miles Per Tractor Per Period (4)	22,929	23,596	-2.8%	95,096	98,008	-3.0%

Average Revenue Per Tractor Per Period (3) (4)	$38,920	$42,857	-9.2%	$157,622	$161,816	-2.6%

Total Revenue Miles (5)	190,027	144,130	31.8%	720,857	576,505	25.0%

Total Miles (5)	217,234	162,261	33.9%	820,463	648,487	26.5%

Average Length of Haul	589	695	-15.3%	594	679	-12.5%

Empty Mile Percentage	12.52%	11.17%	12.1%	12.14%	11.10%	9.4%

				December 31,
				2006	2005
BALANCE SHEET DATA:
Total Assets				$886,432	$607,384
Total Equity				252,500	232,412
Long-term Debt, including				340,534	177,155
Current Maturities and Securitization

(1) Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharges, as a percentage of revenue, before fuel surcharge.
(2) Data for truckload includes data for all truckload operations, including the following from their dates of consolidation:
Arnold Transportation, Inc. and Total Transportation of Mississippi, Inc. in March 2006.
(3) Net of fuel surcharge revenues.
(4) Excludes revenue and miles from expedited intermodal rail services.
(5) Includes miles of expedited intermodal rail services